Exhibit 99.1

Conference Call:	Today, November 5, 2008 at 10:00 a.m. ET
Dial-in number:	973/582-2717
Webcast:	www.bbgi.com

Replay information provided below

News Announcement	For Immediate Release

CONTACT:
B. Caroline Beasley, Chief Financial Officer	Joseph N. Jaffoni, Ratula Roy
Beasley Broadcast Group, Inc.	Jaffoni & Collins Incorporated
239/263-5000; email@bbgi.com	212/835-8500 or bbgi@jcir.com

BEASLEY BROADCAST GROUP REPORTS THIRD QUARTER

REVENUE OF $30.6 MILLION AND DILUTED EPS OF $0.10

- Net Income Rises 134% and Station Operating Income Increases 5.9% -

NAPLES, Florida, November 5, 2008 – Beasley Broadcast Group, Inc. (Nasdaq: BBGI), a large- and mid-size market radio broadcaster, today announced operating results for the for the three- and nine-month periods ended September 30, 2008 as summarized below:

Summary of Third Quarter and Year-to-date Results

In millions, except per share data	Three Months Ended September 30,			Nine Months Ended September 30,
	2008	2007	Change	2008	2007	Change
Net revenue	$30.6	$33.3	(8.2)%	$91.0	$98.9	(8.0)%
Operating income	6.0	5.1	18.8%	17.1	17.2	(0.9)%
Station operating income (SOI - non-GAAP)	9.0	8.5	5.9%	26.4	27.5	(3.8)%
Net income	2.3	1.0	133.6%	5.9	4.3	39.1%
Net income per diluted share	$0.10	$0.04	150.0%	$0.25	$0.18	38.9%
Diluted shares outstanding	23.4	23.4	(0.3)%	23.3	23.5	(0.7)%

The $2.7 million decrease in net revenue during the three months ended September 30, 2008 compared with the third quarter of 2007 reflects a $1.6 million net revenue decline at the Company’s Miami-Ft. Lauderdale market cluster partially attributable to the Company’s election to not renew certain sports programming broadcast rights, which contributed $0.9 million during the third quarter of 2007. The decline in net revenue also reflects an additional $0.7 million decline in the Company’s Miami-Ft. Lauderdale market cluster, a $0.7 million decline in the Company’s Ft. Myers-Naples market cluster and a $0.3 million decrease in the Greenville-New Bern market cluster. These decreases were partially offset by a $0.3 million increase at the Company’s Philadelphia market cluster due to improved performance in that market and a year-over-year rise in revenue from the Company’s interactive and “off air” revenue initiatives.

The $1.0 million increase in 2008 third quarter operating income primarily reflects a 13% reduction in total costs and expenses including a 17% reduction in costs of services, a 9% reduction in selling, general and administrative (including stock-based compensation) expenses and a 17% reduction in corporate general and administrative (including stock -based compensation) expenses.

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Beasley Broadcast Group, 11/5/08	page 2

Third quarter 2008 station operating income (SOI), a non-GAAP financial measure, rose $0.5 million from the 2007 third quarter as the lower station operating expenses as percentage of net revenue, more than offset the lower revenue levels in the period. The significant increase in 2008 third quarter net income and net income per diluted share compared to the year-ago period primarily reflects the $1.0 million increase in 2008 third quarter operating income and a $1.5 reduction in interest expense due to a decrease in borrowing costs and voluntary repayments of borrowings under the Company’s existing credit facility, which were partially offset by a $1.1 million increase in income tax expense.

Please refer to the “Calculation of SOI,” and “Reconciliation of SOI to Net Income,” tables at the end of this announcement for a discussion regarding SOI calculations.

Commenting on the results, George G. Beasley, Chairman and Chief Executive Officer, said, “Given the many challenges that the industry faced during the third quarter of 2008, we believe that the notable rise in our SOI, net income and diluted EPS during the period highlights the ability of our station and corporate personnel to effectively manage our portfolio of stations.

“While reported total net revenue declined 8.2% from third quarter 2007 levels, Beasley Broadcast Group’s third quarter 2008 revenue was down 5.6% if the year-ago benefit of sports broadcast rights in Miami-Ft. Lauderdale are excluded. We believe both measures compare favorably with the industry’s overall performance during this challenging period. During the third quarter, we also continued to drive significant high margin revenue growth from our interactive and ‘off air’ revenue initiatives with revenue from these sources rising approximately 43% to $1.5 million from the comparable year-ago period.

“The advertising slump and deteriorating economic conditions impacted our ability to grow revenues during the period. However, we’ve taken significant steps company-wide to cut costs not vital to our sales and programming efforts. The benefit of this approach is highlighted in the third quarter margin improvements and Beasley remains positioned with the right combination of resources and cost disciplines to quickly recapture momentum as radio advertising demand returns to more robust levels. In terms of capital allocation, we continue to believe that applying cash from operations to the reduction of debt is prudent both on a near- and long-term basis. The reduction of debt, along with lower interest costs, decreased interest expense during the quarter, which contributed significantly to pre-tax income rising two and a half times over what was recorded in the third quarter of last year. Reflecting this focus, total debt fell to approximately $179.1 million at September 30, 2008 from approximately $191.1 million at December 31, 2007.

“Looking forward, with personnel and programming changes in place in various clusters, we remain focused on our long-term goal of out-performing the markets in which we operate and we continue to manage the Company for revenue growth from our core operations, interactive and ‘off-air’ initiatives and HD Radio™ while also seeking margin growth through prudent expense management.”

Guidance

The Company has elected to discontinue the practice of providing specific quarterly net revenue guidance. However, the Company intends to provide certain expense expectations during its quarterly conference call (see details below).

Conference Call Information

The Company will host a conference call and simultaneous webcast today, November 5, 2008, at 10:00 a.m. ET to discuss its financial results and operations. Both the call and webcast are open to the general public. The dial in number for the conference call is 973/582-2717; please call five minutes in advance to ensure that you are connected prior to the presentation.

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Beasley Broadcast Group, 11/5/08	page 3

Interested parties may also access the live call on the Internet at the Company’s Web site at www.bbgi.com; allow 15 minutes to register and download and install any necessary software. Questions and answers will be reserved for call-in analysts and institutional investors. Following its completion, a replay of the call can be accessed for 5 days on the Internet from the Company’s Web site or for 24 hours via telephone at 800/642-1687 (reservation # 67734168).

Founded in 1961, Beasley Broadcast Group, Inc. is a radio broadcasting company that owns or operates 44 stations (27 FM and 17 AM) located in eleven large- and mid-size markets in the United States.

Definitions

Station Operating Income (SOI) consists of net revenue less station operating expenses. We define station operating expenses as cost of services and selling, general and administrative expenses.

SOI is a financial measure of performance that is not calculated in accordance with U.S. generally accepted accounting principles, which we refer to as GAAP. We use this non-GAAP financial measure for internal budgeting purposes. We also use SOI to make decisions regarding the possible acquisition or disposition of radio stations. SOI excludes corporate-level costs and expenses and depreciation and amortization, which may be material to an assessment of the Company’s overall operating performance. Management compensates for this limitation by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of the Company’s operating performance. Moreover, the corresponding amounts of the non-cash and corporate-level costs and expenses excluded from the calculation are available to investors as they are presented on our statements of operations contained in our periodic reports filed with the Securities and Exchange Commission (SEC).

SOI is a measure widely used in the radio broadcast industry. While the Company recognizes that because SOI is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures employed by other companies. Management believes that SOI provides meaningful information to investors because it is an important measure of how effectively we operate our business (i.e., operate radio stations) and assists investors in comparing our operating performance with that of other radio companies.

Note Regarding Forward-Looking Statements:

Statements in this release that are “forward-looking statements” are based upon current expectations and assumptions, and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “intends,” “expects,” “expected,” “anticipates” or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in our reports filed with the SEC including in our Annual Report on Form 10-K for the year ended December 31, 2007. Readers should note that forward-looking statements are subject to change and to inherent risks and uncertainties and may be impacted by several factors, including: a continuation or worsening of the current economic downturn and regulatory changes, the effect of radio station acquisitions or dispositions that we may make, the loss of key personnel, a downturn in the performance of our radio stations, our substantial debt levels and changes in the radio broadcast industry generally. Our actual performance and results could differ materially because of these factors and other factors discussed in the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” of our SEC filings, including but not limited to annual reports on Form 10-K or quarterly reports on Form 10-Q, copies of which can be obtained from the SEC, www.sec.gov, or our website, www.bbgi.com. All information in this release is as of November 5, 2008, and we undertake no obligation to update the information contained herein to actual results or changes to our expectations.

-tables follow-

Beasley Broadcast Group, 11/5/08	page 4

BEASLEY BROADCAST GROUP, INC.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net revenue	$30,571,244	$33,285,701	$90,977,719	$98,897,353

Costs and expenses:
Cost of services (including stock-based compensation and excluding depreciation and amortization) (1) (2)	10,418,913	12,501,619	29,647,257	35,428,293
Selling, general and administrative (including stock-based compensation) (1) (3)	11,104,606	12,240,981	34,908,556	36,012,966

LMA fees	—	—	—	159,084
Corporate general and administrative (including stock-based compensation) (4)	2,214,838	2,671,256	7,109,008	7,728,012
Depreciation and amortization	790,154	786,352	2,228,020	2,330,242

Total costs and expenses	24,528,511	28,200,208	73,892,841	81,658,597
Operating income	6,042,733	5,085,493	17,084,878	17,238,756
Interest expense	(2,045,164)	(3,583,319)	(6,839,564)	(10,487,802)

Loss on extinguishment of long-term debt		—	—	(366,599)
Other non-operating expenses	(4,434)	(6,750)	(182,084)	(28,786)
Interest income	85,357	115,887	283,261	333,123
Other non-operating income	(3,477)	5,500	47,617	235,862

Income before income taxes	4,075,015	1,616,811	10,394,108	6,924,554
Income tax expense	1,756,332	624,089	4,479,861	2,672,878

Net income	$2,318,683	$992,722	$5,914,247	$4,251,676

Basic and diluted net income per share:	$0.10	$0.04	$0.25	$0.18

Dividends declared per common share:	$0.05	$0.06	$0.18	$0.19

Basic common shares outstanding	23,321,964	23,336,926	23,278,141	23,370,164

Diluted common shares outstanding	23,357,867	23,434,397	23,330,994	23,496,804

(1)	We refer to “Cost of services,” and “Selling, general and administrative” together as “station operating expenses” for the “Calculation of SOI” and “Reconciliation of SOI to Net Income” below.
(2)	Includes stock-based compensation of $1,082 and $(2,239) for the three months ended September 30, 2008 and 2007, respectively and $3,246 and $906 for the nine months ended September 30, 2008 and 2007, respectively.
(3)	Includes stock-based compensation of $23,064 and $33,066 for the three months ended September 30, 2008 and 2007, respectively and $121,586 and $189,613 for the nine months ended September 30, 2008 and 2007, respectively.
(4)	Includes stock-based compensation of $349,871 and $545,586 for the three months ended September 30, 2008 and 2007, respectively and $1,135,531 and $1,675,150 for the nine months ended September 30, 2008 and 2007, respectively.

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Beasley Broadcast Group, 11/5/08	page 5

Selected Balance Sheet Data - Unaudited

(in thousands)

	September 30, 2008	December 31, 2007
Cash and cash equivalents	$4,984	$6,551
Working capital	15,704	21,954
Total assets	333,392	337,152
Long term debt, less current installments	175,967	191,056
Total stockholders’ equity	88,141	85,186

Selected Statement of Cash Flows Data - Unaudited

(in thousands)

	Nine Months Ended September 30,
	2008	2007
Net cash provided by operating activities	$16,750	$13,236
Net cash used in investing activities	(1,201)	(46,977)
Net cash provided by (used in) financing activities	(17,116)	31,284

Net decrease in cash and cash equivalents	(1,567)	(2,457)

Calculation of SOI - Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net revenue	$30,571,244	$33,285,701	$90,977,719	$98,897,353
Station operating expenses	(21,523,519)	(24,742,600)	(64,555,813)	(71,441,259)

SOI	$9,047,725	$8,543,101	$26,421,906	$27,456,094

Reconciliation of SOI to Net Income - Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
SOI	$9,047,725	$8,543,101	$26,421,906	$27,456,094
LMA fees	—	—	—	(159,084)
Corporate general and administrative	(2,214,838)	(2,671,256)	(7,109,008)	(7,728,012)
Depreciation and amortization	(790,154)	(786,352)	(2,228,020)	(2,330,242)
Interest expense	(2,045,164)	(3,583,319)	(6,839,564)	(10,487,802)
Loss on extinguishment of long-term debt	—	—	—	(366,599)
Other non-operating expenses	(4,434)	(6,750)	(182,084)	(28,786)
Interest income	85,357	115,887	283,261	333,123
Other non-operating income	(3,477)	5,500	47,617	235,862
Income tax expense	(1,756,332)	(624,089)	(4,479,861)	(2,672,878)

Net income	$2,318,683	$992,722	$5,914,247	$4,251,676

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